Exhibit 4

CUSIP No. 561693102	Page 1 of 1 Page

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Thomas E. Lynch and Charles M. B. Goldman, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of The Management Network Group, Inc., a Delaware corporation. The authority of Thomas E. Lynch and Charles M. B. Goldman under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of The Management Network Group, Inc. unless earlier revoked in writing. The undersigned acknowledges that Thomas E. Lynch and Charles M. B. Goldman are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.

Dated: August 17, 2009	/s/ Scott P. Scharfman
Scott P. Scharfman